As filed with the Securities and Exchange Commission on May 6, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

j2 GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1053457
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6922 Hollywood Boulevard

Suite 500

Los Angeles, California 90028

(Address of Principal Executive Offices) (Zip Code)

j2 GLOBAL, INC.

2015 STOCK OPTION PLAN

(Full title of the plan)

R. Scott Turicchi

6922 Hollywood Boulevard

Suite 500

Los Angeles, California 90028

(Name and address of agent for service)

(323) 860-9200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum Aggregate offering Price (2)	Amount of registration fee
Common Stock, $0.01 par value	4,200,000	$67.915	$285,243,000	$33,145.24

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may be offered or sold pursuant to the employee benefit plan described herein which may become issuable pursuant to the anti-dilution provisions of the plan.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act; based on the average of the high and low prices of j2 Global, Inc. Common Stock as reported on the NASDAQ Global Select Market on May 5, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act. This Registration Statement on Form S-8 is filed by j2 Global, Inc. (the “Company” or “Registrant”) regarding the j2 Global, Inc. 2015 Stock Option Plan. The Registrant will provide without charge to each participant in the j2 Global, Inc. 2015 Stock Option Plan, upon the request of any such person, a copy of all of the documents containing the information required by Part I of the Registration Statement, and all documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to j2 Global, Inc., 6922 Hollywood Boulevard, Suite 500, Los Angeles, California 90028, Attention: Investor Relations Department, telephone number (323) 860-9200.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission (the “Commission”) on March 2, 2015, and all other reports filed with the Commission pursuant to the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2014, are hereby incorporated by reference.

The description of the Common Stock contained in the Registrant’s Registration Statement on Form S-3 filed with the Commission on June 10, 2014, and any other amendments or reports filed for the purpose of updating such description, is hereby incorporated by reference.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the completion of the offering contemplated hereby shall also be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

The Common Stock is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Zach Maul, Esq. is an employee of the Registrant. As of May 5, 2015, Mr. Maul, together with members of his immediate family, owned an aggregate of 6,000 restricted shares of the Registrant.

Item 6.	Indemnification of Directors and Officers

As permitted by Delaware law, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Article VI of the Registrant’s By-laws provides:

“The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director, officer or employee of the Corporation or serves or served at the request of the

Corporation any other enterprise as a director, officer or employee. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as a director, officer or employee as provided above. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. For purposes of this by-law, the term “Corporation” shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term “other enterprise” shall include any corporation, company, partnership, joint venture, trust or employee benefit plan; service “at the request of the Corporation” shall include service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.”

The Registrant has also obtained a policy of directors’ and officers’ liability insurance for its directors and officers to insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Exhibit Index attached hereto.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer and controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 6, 2015.

j2 GLOBAL, INC.

By:	/S/ NEHEMIA ZUCKER
Nehemia Zucker
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of the Registrant, which is about to file with the Commission, under the provisions of the Securities Act, a Registration Statement on Form S-8 in connection with the issuance of common shares pursuant to the Registrant’s 2015 Stock Option Plan, hereby constitute and appoint Nehemia Zucker, R. Scott Turicchi and Steve P. Dunn, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement, any and all amendments and documents related thereto, and to file the same, and all exhibits thereto, and other documents relating thereto, with the Commission, and grants unto each of said attorneys-in-fact and substitute or substitutes full power and authority to do each and every act and thing requested and necessary to be done in and about the premises as fully to all intents and purposes as he or she might do in person, and hereby ratifies and confirms all things that each of said attorneys-in-fact and substitute or substitutes may lawfully do and seek to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 6th day of May, 2015.

Signature	Title

/S/ NEHEMIA ZUCKER	Chief Executive Officer
Nehemia Zucker	(principal executive officer)

/S/ R. SCOTT TURICCHI	President and Chief Financial Officer
R. Scott Turicchi	(principal financial officer)

/S/ RICHARD S. RESSLER	Director, Chairman of the Board
Richard S. Ressler

/S/ DOUGLAS Y. BECH	Director
Douglas Y. Bech

/S/ ROBERT J. CRESCI	Director
Robert J. Cresci

/S/ W. BRIAN KRETZMER	Director
W. Brian Kretzmer

/S/ JONATHAN F. MILLER	Director
Jonathan F. Miller

/S/ STEPHEN ROSS	Director
Stephen Ross

Exhibit Index

Exhibit No.	Description

4.1*	Amended and Restated Certificate of Incorporation of j2 Global, Inc., as amended, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 10, 2014 and incorporated herein by reference.

4.2	By-Laws of j2 Global, Inc.

4.3*	j2 Global, Inc. 2015 Stock Option Plan, filed as Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 26, 2015 and incorporated herein by reference.

5	Opinion of Zach Maul as to legality of the shares of Common Stock being registered hereunder.

23.1	Consent of Independent Registered Public Accounting Firm—BDO USA, LLP.

23.2	Consent of Independent Registered Public Accounting Firm—SingerLewak LLP.

23.3	Consent of Zach Maul, Esq. (included in Exhibit 5).

24	Powers of Attorney (included on signature page).

*	Incorporated herein by reference.